Exhibit 10.1

CHRISTINA V. TUSAN
 Cal Bar. No. 192203; ctusan@ftc.gov
JOHN D. JACOBS
 Cal. Bar No. 134154; jjacobs@ftc.gov
THOMAS J. SYTA
 Cal. Bar No. 116286; tsyta@ftc.gov
BARBARA CHUN
 Cal. Bar No. 186907; bchun@ftc.gov
MARICELA SEGURA
 Cal. Bar No. 225999; msegura@ftc.gov
FEDERAL TRADE COMMISSION
10877 Wilshire Blvd., Suite 700
Los Angeles, CA 90024
Tel: (310) 824-4343; Fax: (310) 824-4380

SARAH E. SCHROEDER
 Cal Bar No. 221528; sschroeder@ftc.gov
KAREN GOFF
 G-waived; kgoff@ftc.gov
FEDERAL TRADE COMMISSION
901 Market St., Suite 570
San Francisco, CA 94103
Attorneys for Plaintiff
UNITED STATES DISTRICT COURT
CENTRAL DISTRICT OF CALIFORNIA

FEDERAL TRADE COMMISSION,

Plaintiff,

v.

DEVRY EDUCATION GROUP INC., formerly known as DeVry Inc., a corporation;

DEVRY UNIVERSITY, INC., a corporation; and

DEVRY/NEW YORK INC., a corporation;

Defendants.
) ) ) ) ) ) ) ) ) ) ) ) ) ) ) ) )	Case No. 2:16-cv-00579-MWF-SS STIPULATION AS TO ENTRY OF ORDER FOR PERMANENT INJUNCTION AND MONETARY JUDGMENT

On January 27, 2016, Plaintiff, the Federal Trade Commission (“Commission” or “FTC”), filed its Complaint For Permanent Injunction and Other Equitable Relief (Dkt # 1) (“Complaint”) pursuant to Section 13(b) of the Federal Trade Commission Act (“FTC Act”), 15 U.S.C. § 53(b).  On May 16, 2016, DeVry Education Group Inc., DeVry University, Inc., and DeVry/New York Inc. (“Defendants”) filed Defendants’ Answer to Plaintiff Federal Trade Commission’s Complaint (Dkt #42) (“Answer”), in which Defendants denied the charges in the Complaint.

The Commission and Defendants stipulate to the entry of a Stipulated Order for Permanent Injunction and Monetary Judgment (“Order”), lodged concurrently with this Stipulation, to resolve all matters in dispute in this action between them, with the following terms and provisions:

FINDINGS

1.            This Court has jurisdiction over this matter.

2.            The Complaint charges that Defendants participated in deceptive acts or practices in violation of Section 5 of the FTC Act, 15 U.S.C. § 45, in the advertising, marketing, and sale of their educational products and services.

3.            Defendants neither admit nor deny any of the allegations in the Complaint, except as specifically stated in this Order.  Only for purposes of this action, Defendants admit the facts necessary to establish jurisdiction.

4.            Defendants waive any claim that they may have under the Equal Access to Justice Act, 28 U.S.C. § 2412, concerning the prosecution of this action through the date of this Order, and agree to bear their own costs and attorneys’ fees.  The Commission also agrees to bear its own costs and fees.  Defendants also agree to release the FTC and all of its agents, employees, and servants from any other claims (including attorneys’ fees, costs, and expenses of every kind and however denominated) that any Defendant has asserted or could have asserted against the FTC, its employees, servants and agents concerning the Defendants’ conduct that is the subject of this action or the FTC’s investigation or prosecution thereof.

5.            Defendants and the Commission waive all rights to appeal or otherwise challenge or contest the validity of this Order.

DEFINITIONS

For the purpose of this Order, the following definitions apply:
A.            “Competent and Reliable Evidence” means tests, analyses, research, studies, or other evidence based on the expertise of professionals in the relevant area, that have been conducted and evaluated in an objective manner by qualified persons, using procedures generally accepted in the profession to yield accurate and reliable results.

B.            “DeVry” means DeVry Education Group Inc., DeVry University, Inc., and DeVry/New York Inc., their successors and assigns, individually, collectively, or in any combination, and any of their subsidiaries located in the United States or marketing to United States consumers.

C.            “Non-Disparagement Agreement” means any clause of any contract or agreement that purports to prohibit any person from providing information, making statements, or otherwise communicating in any way about the person’s experiences as a student, prospective student, or graduate, including, but not limited to, any clause that prohibits the person from providing such information to state, federal or non-governmental entities; filing complaints with any consumer protection entity; or making any such statement to any person or through any media; provided, however, that this shall not include any clause or the portion of any clause that limits the disclosure in any way of the terms of any confidential settlement, issuance of any credit or refund, or negotiations regarding a proposed or actual settlement, credit or refund.
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ORDER
I.   PROHIBITION AGAINST DECEPTIVE CLAIMS

IT IS ORDERED that DeVry, DeVry’s officers, agents, employees, and attorneys, and all other persons in active concert or participation with any of them, who receive actual notice of this Order, whether acting directly or indirectly, in connection with promoting or offering for sale any educational product or service, are permanently restrained and enjoined from:
A.        Misrepresenting, expressly or by implication, the success that students or graduates have realized or are likely to realize in starting or obtaining careers, jobs or employment.  This prohibition includes, but is not limited to, misrepresenting:
1.	the extent to which––whether expressed by a number, a percentage or otherwise––graduates or any subset of graduates have obtained jobs or careers:
a.	in their field of study;
b.	in any specified field or type of employment;
c.	with any given category or type of employer;
d.	with any particular employer; or
e.	within a given time frame;
2.
the extent to which any employment statistic, or any other statement that refers to the employment success or status of students or graduates, reflects the success of students or graduates who were actively seeking employment;

3.
the extent to which any employment statistic, or any other statement that refers to the employment success or status of students or graduates, either includes or does not include any subset of students or graduates; or

4.	that any individual obtained a job or career, in his or her field of study or otherwise, as a result of attending DeVry.

B.            Misrepresenting, expressly or by implication, the compensation or compensation range that students or graduates of DeVry have received, or can be expected to receive, including but not limited to, misrepresenting that the compensation of any group of students or graduates is or was (a) equal to or greater than a specific amount, average or median, or (b) equal to or greater than the compensation received by any other group of students or graduates;

C.            Misrepresenting, expressly or by implication, any other fact material to consumers concerning any such product or service;

D.            Making any representation, expressly or by implication:
1.
that any employment statistic reflects the success of graduates in obtaining employment near or after graduation when the statistic includes employment that graduates obtained (a) before purchasing the product or service, or (b) at any time more than six months prior to graduating; provided, however, that, nothing in this Subsection D.1 shall be construed to prohibit DeVry from making a representation to a state or federal authority or programmatic or institutional accreditor on a reporting form required by such entity, provided further that DeVry clearly and conspicuously disclose on such form, either as the primary number or in a footnote in 14-point font, the percentage of students who obtained their jobs upon or after graduating; or

2.
that any employment statistic reflects the employment status or employment success of graduates who were actively seeking employment if graduates were classified as not actively seeking employment based on (a) having waived career-services assistance, in whole or in part, or (b) the extent to which the graduates used career services.

E.            Making any representation, expressly or by implication, about the benefit of any educational product or service, or the success or likely success of any student or graduate, unless the representation is non-misleading, and, at the time such representation is made, DeVry possesses and relies upon Competent and Reliable Evidence that is sufficient to substantiate that the representation is true.

F.            Nothing in Section I shall be construed to prohibit DeVry from engaging in conduct that is required by any applicable law, regulation, or request of any governmental authority.

II.   PRESERVATION OF RECORDS RELATING TO SUBSTANTIATION

IT IS FURTHER ORDERED that:
A.            DeVry must preserve all Competent and Reliable Evidence relied upon to substantiate any representation covered by Section I.E of this Order.

B.            If DeVry makes any representation covered by Section I.E of this Order that relates to any class of current or former students or graduates, DeVry must preserve the following related to any such representation, whether or not relied upon to substantiate the representation:
1.	All student files relating to the students or graduates;
2.
All emails, letters, and other communications constituting or relating to complaints received from any student or graduate, either directly or through any third party, regarding: the person’s experience in attempting to obtain a career, job, or employment; the compensation or compensation range of jobs; the assistance the person received or failed to receive from DeVry in attempting to find employment; or any advertising or marketing that referred to obtaining employment or to compensation received by past graduates.

3.
All forms completed by or received from any student, graduate or third party relating to any student’s or graduate’s employment status, job search, or use of, or desire to use, any career-related services offered by DeVry;

4.	All documents and information relating to any student’s or graduate’s employment status or income at any point before or after graduation;
5.
All documents relating to any audit, review, survey or analysis underlying or supporting any rate or statistic used in any representation covered by Section I.E of this Order, including the employment status or compensation of students or graduates; and

6.
All documents, including, but not limited to, manuals, training materials, guidelines and instructions relating to the methodology that DeVry utilizes to determine any calculation, rate or statistic used in any representation covered by Section I.E of this Order, including, but not limited to, how to classify the employment status of any student or graduate, and any factor utilized in determining the number of students or graduates placed in the numerator or the denominator of any such calculation, rate or statistic.

C.            In the event that DeVry receives a request from a Commission representative for any such documents or data, DeVry shall produce such documents or data within 45 days, in accordance with the instructions set forth in Section IX.E (Compliance Reporting) below and in compliance with the Family Educational Rights and Privacy Act of 1974 (20 U.S.C. § 1232g; 34 C.F.R. Part 99).

III.   TRAINING PROGRAM

IT IS FURTHER ORDERED that for 20 years after entry of this Order, DeVry must:
A.            Within 120 days of the issuance of this Order, establish and implement a training program for all principals, officers, directors, managers, employees, agents, and representatives who direct or engage in the promotion or sale of any educational product or service;

B.            Upon implementation of the training program, and continuing thereafter, designate a manager to coordinate and oversee the implementation of this training program;

C.            Require all current principals, officers, directors, managers, employees, agents, and representatives who direct or engage in the promotion or sale of any educational product or service to complete the training program within 120 days of the issuance of this Order, and require all future principals, officers, directors, managers, employees, agents, and representatives to complete the training program before directing or engaging in the promotion or sale of any educational product or service product or service;

D.            Ensure that the training program addresses the trainee’s duty not to use or make any representation prohibited under this Order;

E.            Secure from each participant in this training program, at the conclusion of training, a signed statement acknowledging that he or she has completed the program; and

F.            Maintain and upon request provide the Commission all such acknowledgments and a copy of all materials used in the training program.

IV.   PROHIBITION AGAINST NON-DISPARAGEMENT CLAUSES

IT IS FURTHER ORDERED that DeVry, DeVry’s officers, agents, employees, and attorneys, and all other persons in active concert or participation with any of them, who receive actual notice of this Order, whether acting directly or indirectly, are hereby permanently restrained and enjoined from:
A.            Entering into any Non-Disparagement Agreement with any person in connection with (1) the issuance of any credit or refund of money paid for, or (2) any settlement of any dispute or complaint concerning the sale or promotion of, any educational product or service; or

B.            Enforcing any existing Non-Disparagement Agreement against any person who entered into such an agreement to receive a refund of any payment that was made for, or to settle any dispute concerning, any educational product or service.

V.   COOPERATION WITH CUSTOMERS

IT IS FURTHER ORDERED that, except as otherwise provided by law, DeVry shall cooperate in a timely manner with all reasonable requests for information or documents relating to DeVry University enrollment or billing that DeVry receives from any current or former student.  Such cooperation shall include, but is not limited to, providing copies of the student’s transcripts, registration documents, diplomas, other information confirming the student’s school, program(s) of study, or dates of enrollment, and itemized billing statements to the current or former student or to that person’s authorized representative.  Such documents and information shall be provided within 15 business days of receipt of a request made by the student or former student that was submitted by mail, email, or fax.  DeVry shall provide, on all DeVry University enrollment agreements, registration documents, and billing statements, a statement of how to make such a request, and shall provide a mailing address, email address and fax number that shall be used for making such requests.  DeVry also will make reasonable efforts to identify requests for diplomas or transcripts that any current or former DeVry University students made between September 30, 2015 and the date of entry of the Order and will issue the requested diploma or transcript to the individual’s last known contact information within 60 days after the date of entry of the Order.  No current or former DeVry University student shall be denied access to his or her diploma or transcript due to any hold that DeVry University has previously placed on the release of such document.  Nothing in this provision shall be construed to require DeVry to act in a manner that is in conflict with their obligations under the Family Educational Rights and Privacy Act of 1974 (20 U.S.C. § 1232g; 34 C.F.R. Part 99).

VI.   MONETARY JUDGMENT

IT IS FURTHER ORDERED that:
A.            Judgment in the amount of One Hundred Million Dollars ($100,000,000) is entered in favor of the Commission against Defendants, jointly and severally, as equitable monetary relief.  This judgment consists of:
1.	A payment of Forty-Nine Million Four Hundred Thousand Dollars ($49,400,000) to the Commission.
a.
Defendants are ordered to pay to the Commission $49,400,000, which as Defendants stipulate, their undersigned counsel, as of December 9, 2016, holds in escrow for no purpose other than payment to the Commission.

b.	Such payment must be made within 7 days of entry of this Order by electronic fund transfer in accordance with instructions previously provided by a representative of the Commission.
2.
A total of Thirty Million Three Hundred Fifty-One Thousand and Nineteen Dollars ($30,351,019) in forgiveness of unpaid private student loans that DeVry issued directly to current or past students of DeVry University.

a.
Pursuant to this provision, within 7 days after entry of this Order, Defendants shall forgive and cancel the entire unpaid balance of all private student loans issued to DeVry University students between September 1, 2008 and September 30, 2015, as described on the document that Defendants submitted to counsel for the FTC on November 30, 2016, describing the intended forgiveness of unpaid private student loans (“Loan Forgiveness Sheet”), for a total amount of no less than $30,351,019.

b.
Because the Loan Forgiveness Sheet that Defendants provided to FTC counsel on  November 30, 2016, was redacted by agreement to avoid disclosure of Personally Identifiable Information in violation of the Family Educational Rights and Privacy Act of 1974 (20 U.S.C. § 1232g; 34 C.F.R. Part 99), Defendants shall, within 30 days after the date of entry of this Order, email to the undersigned counsel for the FTC the unredacted version of the Loan Forgiveness Sheet; provided, however, that Defendants shall not include Personally Identifiable Information of any person who has, after receiving the notice required by Subsection B.1 of this Section (below), obtained a protective order from this Court prohibiting such disclosure; provided further, that, with respect to any person who has sought a protective order but has not obtained a ruling, Defendants shall not disclose such person’s Personally Identifiable Information unless and until the Court denies the person’s request.

c.
The forgiveness and cancellation required by this Subsection includes all unpaid interest and fees that accrued up to November 30, 2016, as well as any outstanding principal balance.  No interest or fees that accrue after November 30, 2016, may be added to these accounts.

d.
Defendants shall, within 10 days after entry of this Order, provide a signed declaration to the FTC attesting that they have effectuated the loan forgiveness required by Subsection A.2 of this Section.  The declaration shall be sent in accordance with the instructions in Section IX.E of this Order, and also sent by email to the undersigned FTC counsel.

e.	Within 7 days after entry of this Order, the people listed on the Loan Forgiveness Sheet will owe nothing on their accounts, and their accounts will be closed out.
f.	Defendants shall, within 30 days of receipt, refund any payments received on any loan balance after November 30, 2016, that has been forgiven pursuant to Subsection A.2 of this Section.
3.
A total of Twenty Million Two Hundred Forthy-Eight Thousand Nine Hundred Eighty-OneDollars ($20,248,981) in forgiveness of debts from accounts receivable, relating to debts of individuals who have been DeVry University students.

a.
Pursuant to this provision, within 7 days after entry of this Order, Defendants shall forgive and cancel debts in the amounts described on the document that Defendants submitted to counsel for the FTC on November 30, 2016, describing the intended forgiveness of accounts receivable (“Debt Forgiveness Sheet”), for a total amount of $20,248,981.

b.
Because the Debt Forgiveness Sheet that Defendants provided to FTC counsel on November 30, 2016, was redacted by agreement to avoid disclosure of Personally Identifiable Information in violation of the Family Educational Rights and Privacy Act of 1974 (20 U.S.C. § 1232g; 34 C.F.R. Part 99), Defendants shall, within 30 days after the date of entry of this Order, email to the undersigned counsel for the FTC the unredacted version of the Debt Forgiveness Sheet; provided, however, that Defendants shall not include Personally Identifiable Information of any person who has, after receiving the notice required by Subsection B.1 of this Section, obtained a protective order from this Court prohibiting such disclosure; provided further, that, with respect to any person who has sought a protective order but has not obtained a ruling, Defendants shall not disclose such person’s Personally Identifiable Information unless and until the Court denies the person’s request.

c.
The forgiveness and cancellation required by this Subsection includes all unpaid interest and fees that accrued up to November 30, 2016, as well as any outstanding principal balance.  No interest or fees that accrue after November 30, 2016, may be added to these accounts.  With respect to all accounts receivable that are forgiven in full, those accounts shall be closed out and the balance of those accounts shall be zero.

d.
Defendants shall, within 10 days after entry of this Order, provide a signed declaration to the FTC attesting that they have effectuated the debt forgiveness required by this Subsection A.3.  The declaration shall be sent in accordance with the instructions in Section IX.E of this Order, and also sent by email to the undersigned FTC counsel.

e.	Defendants shall, within 30 days of receipt, refund any payments received after November 30, 2016, on any debt that has been forgiven pursuant to this Subsection A.3.

B.            For purposes of enabling the FTC to conduct a redress program and to ensure that forgiveness of obligations as described in Subsection A.2 or A.3 of this Section is effectuated, Defendants shall provide a list to the undersigned counsel for the FTC that includes the information described below for: (1) each person who enrolled in one or more of Defendants’ bachelor’s or associate degree programs between January 1, 2008 and September 30, 2015, and (a) graduated from such bachelor’s or associate degree program, or (b) was still actively enrolled in such bachelor’s or associate degree program as of November 30, 2016; and (2) each person who is receiving forgiveness of an obligation as described in Subsection A.2 or A.3 of this Section.  Defendants shall include the following information for each such person:  name, student ID number, any student identifier that is included in the Loan Forgiveness Sheet or Debt Forgiveness Sheet, whether the person is listed on the Loan Forgiveness Sheet or the Debt Forgiveness Sheet, last known addresses, last known email addresses, last known telephone numbers, and, as applicable, the nature, amount, and account number of any obligation that is required to be forgiven in Subsection A.2 or A.3 of this Section.

1.	Provided, however, that:
a.	this requirement shall not be construed to require Defendants to violate the Family Educational Rights and Privacy Act of 1974 (20 U.S.C. § 1232g; 34 C.F.R. Part 99);
b.
accordingly, Defendants are ordered, by the end of the third day after entry of this Order, to publish public notice that Defendants intend to provide the Federal Trade Commission with the information described in this Subsection, and advising such persons of their rights in the event they object to the proposed disclosure to the FTC;

c.
Defendants are not required to provide information to the FTC as required in this Subsection regarding any recipient of the notice if the person has, within 21 days after the publication of such public notice described in Section VI.B.1.b, obtained a protective order from this Court prohibiting the release of such information.  With respect to any person who has sought a protective order but has not obtained a ruling, Defendants shall not disclose such person’s Personally Identifiable Information unless and until the Court denies the person’s request.

2.	Defendants shall provide the information required by this Subsection B to the undersigned counsel for the FTC by no later than the 30th day after the date of entry of this Order.

C.            Defendants shall, within 30 days after entry of this Order, send a letter and an email to the last known mailing address and email address for each person listed on the Debt Forgiveness Sheet or Loan Forgiveness Sheet.

1.
The letter and the email to be sent to individuals listed on the Debt Forgiveness Sheet and the Loan Forgiveness Sheet shall clearly state in large font that, as part of a settlement of a lawsuit that the Federal Trade Commission filed against DeVry University, DeVry University has canceled and forgiven the consumer’s debt.  The letter and email shall also state the nature of the debt (e.g., DeVry student loan) and the total amount of debt that was forgiven, whether such forgiveness was full or partial forgiveness, and the applicable account number.

2.
In addition, the letter and email shall clearly advise the recipient that  (a) DeVry University has notified relevant credit reporting agencies and collection agencies that the debt(s) as described in the letter or the email has been forgiven, and (b) that, to the extent a transcript or diploma has been withheld on grounds of nonpayment of a debt, those documents will be made available and released.  The letter and the email shall also shall provide recipients with a DeVry University telephone number that recipients and any co-signers may call, starting the 45th day after the date of entry of this Order, to speak with a live person in the event of any further collection activity or in the event that the forgiveness and cancellation is not reflected on the relevant person’s credit reports.

3.
The letter and email shall not include any marketing messages or any statements other than the advisory statements described in this Section.  Defendants shall not include anything in or with the letter or email that is inconsistent with the purpose of advising the recipient of the forgiveness and cancellation of his or her debt.

4.	The outside of the envelope and the subject line of the email shall include the statement: “Notice of Settlement of FTC v. DeVry.”
5.
At least 7 days prior to sending the required letter and email, Defendants shall provide a copy, including the envelope, of the proposed letter and email to FTC counsel for good-faith approval, to be based on whether the letter and email comply with the terms of this Order, with approval not to be unreasonably withheld.  In the event of a dispute, the FTC shall bear the burden of persuading the Court that the proposed letter and email should be modified before being sent.

D.            Within 30 days after entry of this Order, Defendants shall, with respect to the debts listed on the Debt Forgiveness Sheet and Loan Forgiveness Sheet, accurately and fully report the loan forgiveness and cancellation to all credit reporting agencies or other third parties to which any Defendant has reported information concerning these debts.

E.            Within 30 days after entry of this Order, Defendants shall notify every collection agency or other third party to which Defendants have referred or transferred any debt of any person listed on the Debt Forgiveness Sheet or Loan Forgiveness Sheet that the debt as listed on either of these sheets has been forgiven and canceled and that the collection agency or other third party must immediately cease efforts to collect such amounts.
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F.            Defendants shall, beginning within 45 days after entry of this Order, and up through the end of the 15th month following entry of this Order, maintain a telephone number that the current and former DeVry University students identified in the Debt Forgiveness Sheet and Loan Forgiveness Sheet, and any co-signors or other persons whose credit rating may also be affected, may use to report any problems with collection activity regarding the forgiven obligation or inaccuracies in the reporting of the forgiven obligation.  This telephone number shall be identified in the letter and email that Defendants are required to send pursuant to Section VI.C above.

1.	Defendants shall ensure that people calling this telephone number are able within a reasonable amount of time to speak to a live person and shall take good-faith efforts to minimize any wait time.
2.
Defendants shall maintain a log of all calls received on this telephone number, including the name and number of the person calling and the nature of the call, and shall provide the log to the FTC upon request.

3.
Defendants shall further take steps to respond to complaints to ensure that, as required by this Order, all collection efforts have ceased and that the credit reporting agencies have been properly notified of the forgiven obligations, and shall create and maintain a log of all such steps that Defendants have taken, to be produced to the FTC upon request.

G.            Defendants relinquish dominion and all legal and equitable right, title, and interest in all assets transferred pursuant to this Order and may not seek the return of any assets.

H.            Defendants agree that the facts as alleged in the Complaint filed in this action shall be taken as true without further proof in any bankruptcy case or subsequent civil litigation pursued by the Commission to enforce its rights to any payment or money judgment pursuant to this Order, including, but not limited to, a nondischargeability complaint in any bankruptcy case.  Defendants further stipulate and agree that the facts alleged in the Complaint establish all elements necessary to sustain an action pursuant to, and that this Order shall have collateral estoppel effect for purposes of, Section 523(a)(2)(A) of the Bankruptcy Code, 11 U.S.C. § 523(a)(2)(A).  For all other purposes and with respect to all other parties, Defendants’ stipulation in this Section shall have no effect.  It is specifically agreed and acknowledged that this Section is not intended to be, nor shall it be, construed as an admission of liability by Defendants with respect to the allegations set forth in the Complaint with respect to any claims or demands by any third parties.

I.            Defendants acknowledge that their Taxpayer Identification Numbers may be used for collecting and reporting on any delinquent amount arising out of this Order, in accordance with 31 U.S.C. § 7701.

J.            All money paid to the Commission pursuant to this Order may be deposited into a fund administered by the Commission or its designee to be used for equitable relief, including consumer redress and any attendant expenses for the administration of any redress fund.  If a representative of the Commission decides that direct redress to consumers is wholly or partially impracticable or money remains after redress is completed, the Commission may apply any remaining money for such other equitable relief (including consumer information remedies) as it determines to be reasonably related to Defendants’ practices alleged in the Complaint.  Any money not used for such equitable relief is to be deposited to the U.S. Treasury as civil disgorgement.  Defendants have no right to challenge any actions the Commission or its representatives may take pursuant to this Subsection.  It is the intention of the parties to this settlement that any amount paid to consumers will be deducted from any future claims by that consumer for the same conduct alleged in the FTC’s Complaint herein.  In the event that any Defendant receives such a claim from any consumer, litigant, or government agency, the FTC, upon written request from the Defendant, shall advise the Defendant within 30 days (to be extended upon the reasonable request of the Commission) of the total amount paid to all claimants, and whether the FTC has provided any funds to each consumer under this Subsection, and if it has, the amount paid.  Defendants shall keep such information confidential, including but not limited to requesting that Defendants’ agents, attorneys, experts, and accountants, any governmental agency, and any opposing counsel receiving the information shall keep it confidential.  For purposes of this provision, Defendants shall provide a request by email to the FTC via redress@ftc.gov.

K.            No asset transfer required by this Order should be deemed a fine, penalty, forfeiture, or punitive assessment.

VII.   CUSTOMER INFORMATION

IT IS FURTHER ORDERED that DeVry, the officers, agents, employees, and attorneys of each of the DeVry entities, and all other persons in active concert or participation with any of them, who receive actual notice of this Order, are permanently restrained and enjoined from directly or indirectly failing to provide sufficient customer information to enable the Commission to efficiently administer consumer redress.  DeVry represents that they have provided any requested redress information to the Commission.  If a representative of the Commission requests in writing any information related to redress, DeVry must provide it, in the form prescribed by the Commission, within 30 days as permitted under and in compliance with the Family Educational Rights and Privacy Act of 1974 (20 U.S.C. § 1232g; 34 C.F.R. Part 99).

VIII.   ORDER ACKNOWLEDGMENTS

IT IS FURTHER ORDERED that DeVry obtain acknowledgments of receipt of this Order:
A.            Each of the Defendants, within 7 days of entry of this Order, must submit to the Commission an acknowledgment of receipt of this Order sworn under penalty of perjury.

B.            For 10 years after entry of this Order, DeVry must deliver a copy of this Order to:  (1) all principals, officers, directors, and LLC managers and members; (2) all employees, agents, and representatives who participate in advertising, marketing, admissions, or career services; and (3) any business entity resulting from any change in structure as set forth in the Section titled Compliance Reporting.  Delivery must occur within 7 days of entry of this Order for current personnel.  For all others, delivery must occur before they assume their responsibilities.

C.            From each individual or entity to which DeVry delivered a copy of this Order, DeVry must obtain, within 60 days, a signed and dated acknowledgment of receipt of this Order.

IX.   COMPLIANCE REPORTING

IT IS FURTHER ORDERED that Defendants and DeVry make timely submissions to the Commission:
A.            One year after entry of this Order, each of the Defendants must submit a compliance report, sworn under penalty of perjury.  The Defendant must:
1.	identify the primary physical, postal, and email address and telephone number, as designated points of contact, which representatives of the Commission may use to communicate with that Defendant;
2.	identify all of that Defendant’s businesses by all of its names, telephone numbers, and physical, postal, email, and Internet addresses;
3.	describe the activities of each business, including the goods and services offered, and the means of advertising, marketing, and sales, and the involvement of any other Defendant;
4.
describe in detail whether and how that Defendant is in compliance with each Section of this Order including, but not limited to, describing in detail the way that Defendant calculates, documents and substantiates any claim covered by this Order; and

5.	provide a copy of each Order Acknowledgment obtained pursuant to this Order, unless previously submitted to the Commission.

B.            For 10 years after entry of this Order, each DeVry entity must submit a compliance notice, sworn under penalty of perjury, within 60 days of any change in:
1.	any designated point of contact;
2.	any process or procedure for calculating, documenting or substantiating any claim covered by this Order; or
3.
the structure of any DeVry entity or any entity that DeVry has any ownership interest in or controls directly or indirectly that may affect compliance obligations arising under this Order, including: creation, merger, sale, or dissolution of the entity or any subsidiary, parent, or affiliate that engages in any acts or practices subject to this Order.

C.            Each DeVry entity must submit to the Commission notice of the filing of any bankruptcy petition, insolvency proceeding, or similar proceeding by or against such DeVry entity within 14 days of its filing.

D.            Any submission to the Commission required by this Order to be sworn under penalty of perjury must be true and accurate and comply with 28 U.S.C. § 1746, such as by concluding:  “I declare under penalty of perjury under the laws of the United States of America that the foregoing is true and correct.  Executed on:  _____” and supplying the date, signatory’s full name, title (if applicable), and signature.

E.            Unless otherwise directed by a Commission representative in writing, all submissions to the Commission pursuant to this Order must be emailed to DEbrief@ftc.gov or sent by overnight courier (not the U.S. Postal Service) to:  Associate Director for Enforcement, Bureau of Consumer Protection, Federal Trade Commission, 600 Pennsylvania Avenue NW, Washington, DC  20580.  The subject line must begin:  FTC v. DeVry Education Group Inc.

X.   RECORDKEEPING

IT IS FURTHER ORDERED that Defendants must create certain records for 15 years after entry of the Order, and retain each such record for 5 years.  Specifically, Defendants must create and retain the following records:
A.            Accounting records showing the revenues from all goods or services sold;

B.            Personnel records showing, for each person providing services, whether as an employee or otherwise, that person’s:  name; addresses; telephone numbers; job title or position; dates of service; and (if applicable) the reason for termination;

C.        Records of all consumer complaints (and any response) that relate to any of the following:
1.	any of the Defendants’ advertisements;
2.	the person’s experience in attempting to obtain a career, job, or employment, whether in the person’s field of study or otherwise;
3.	the compensation or compensation range of jobs;
4.	Defendants’ job placement rates or employment statistics;
5.	the assistance the person received or failed to receive from Defendants in attempting to find employment;
6.	unsolicited or undesired telephone calls or emails, including alleged Do Not Call violations;
7.	telemarketing practices or representations; or
8.	any issue related to the GI Bill or a student’s status as a veteran;

D.            Records of all refund requests;
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E.            All records necessary to demonstrate full compliance with each provision of this Order, including all submissions to the Commission; and

F.            A copy of each unique advertisement or other marketing material.

XI.   COMPLIANCE MONITORING

IT IS FURTHER ORDERED that, for purposes of monitoring DeVry’s compliance with this Order and any failure to transfer any assets as required by this Order:
A.            Within 30 days of receipt of a written request from a representative of the Commission, DeVry must: submit additional compliance reports or other requested information, which must be sworn under penalty of perjury; appear for depositions; and produce documents for inspection and copying.  The Commission is also authorized to obtain discovery, without further leave of court, using any of the procedures prescribed by Federal Rules of Civil Procedure 29, 30 (including telephonic depositions), 31, 33, 34, 36, 45, and 69.

B.            For matters concerning this Order, the Commission is authorized to communicate directly with each DeVry entity.  DeVry must permit representatives of the Commission to interview any employee or other person affiliated with any DeVry entity who has agreed to such an interview.  The person interviewed may have counsel present.

C.            The Commission may use all other lawful means, including posing, through its representatives as consumers, suppliers, or other individuals or entities, to DeVry or any individual or entity affiliated with DeVry, without the necessity of identification or prior notice.  Nothing in this Order limits the Commission’s lawful use of compulsory process, pursuant to Sections 9 and 20 of the FTC Act, 15 U.S.C. §§ 49, 57b-1.

XII.   EFFECTIVE DATE

IT IS FURTHER ORDERED that this Order shall become effective upon entry, except that, with respect to all subsidiaries of DeVry Education Group Inc. other than DeVry University, Section II.B of this Order shall become effective 120 days after entry of this Order.

XIII.   RETENTION OF JURISDICTION

IT IS FURTHER ORDERED that this Court retains jurisdiction of this matter for purposes of construction, modification, and enforcement of this Order.

SO STIPULATED:

FOR PLAINTIFF FEDERAL TRADE COMMISSION

Dated: _______________	______________________
Christina V. Tusan
John D. Jacobs
Attorneys for Plaintiff
FEDERAL TRADE COMMISSION

FOR DEFENDANTS

Dated: _______________	______________________
Alan Salpeter
Bryan Westhoff
Philip Giordano
Attorney for Defendants
DEVRY EDUCATION GROUP INC.,
DEVRY UNIVERSITY, INC. and
DEVRY/NEW YORK INC.

Dated: _______________	______________________
Greg Davis
Senior Vice President, General Counsel
and Secretary
DeVry Education Group Inc.
3005 Highland Parkway
Downers Grove, IL 60515
As an officer of DeVry Education Group Inc.

Dated: _______________	______________________
Greg Davis
Secretary
DeVry University, Inc.
3005 Highland Parkway
Downers Grove, IL 60515
As an officer of DeVry University, Inc.

Dated: _______________	______________________
Greg Davis
Secretary
DeVry/New York Inc.
180 Madison Ave., Suite 900
New York, NY 10016
As an officer of DeVry/New York Inc.